Exhibit 99.1

Clearwater Paper Reports Fourth Quarter and Full Year 2011 Results

SPOKANE, Wash.--(BUSINESS WIRE)--February 22, 2012--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the fourth quarter and full year of 2011.

The company reported net earnings of $11.5 million, or $0.48 per diluted share, for the fourth quarter of 2011, compared to net earnings of $37.8 million, or $1.60 per diluted share, for the fourth quarter of 2010. Excluding $1.8 million in after-tax charges related to the sale of our Lewiston, Idaho sawmill on November 28, 2011, fourth quarter 2011 net earnings were $13.3 million, or $0.55 per diluted common share. Fourth quarter 2010 results included $10.5 million in after-tax costs related to the Cellu Tissue acquisition and a $27.1 million benefit from a Cellulosic Biofuel Producer Credit. Excluding these items, fourth quarter 2010 net earnings would have been $21.2 million, or $0.90 per diluted common share.

Fourth quarter 2011 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $52.2 million, compared to $34.6 million in the fourth quarter of 2010. Fourth quarter 2011 Adjusted EBITDA, which excludes $2.9 million in pre-tax adjustments associated with the sale of the sawmill, was $55.1 million. Fourth quarter 2010 Adjusted EBITDA, which excludes $17.2 million in pre-tax Cellu Tissue acquisition related expenses, was $51.9 million.

"We reported record net sales of nearly $2 billion in 2011 and remain excited about our growing tissue business,” said Gordon Jones, chairman and chief executive officer. “Our new tissue machine and additional converting lines at Shelby, North Carolina are on budget and scheduled for start-up in December 2012.”

As part of the company's previously announced share buyback program, during the fourth quarter the company repurchased 41,700 shares of outstanding common stock at an average price of $32.30 per share. Since announcing the $30 million share buyback authorization on July 28, 2011, the company has repurchased 333,300 shares at a total cost of $11.3 million.

FOURTH QUARTER 2011 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $268.5 million for the fourth quarter of 2011, as compared to fourth quarter 2010 net sales of $142.9 million. The increase in net sales was predominately attributable to the inclusion of Cellu Tissue's operating results for the full fourth quarter 2011 compared to inclusion of only four days of operating results in fourth quarter 2010. Operating income for the fourth quarter of 2011 was $15.0 million, compared with operating income of $11.3 million for the fourth quarter of 2010. Excluding $6.3 million in pre-tax Cellu Tissue acquisition related costs, fourth quarter 2010 operating income would have been $17.6 million.

  Tissue volume increased to 123,046 tons in the fourth quarter of 2011, as compared to 55,626 tons in the fourth quarter of 2010, with the increase predominantly attributable to the addition of Cellu Tissue volumes. Including Cellu Tissue in our fourth quarter 2010 results would have resulted in pro forma volume of 132,673 tons. The decrease in fourth quarter 2011 tons versus 2010 pro forma tons sold by the combined business was due to softness in our contract manufacturing and machine glazed tissue markets. We also converted more parent rolls into finished cases in 2011, which results in a yield loss associated with the process of manufacturing converted cases, and curtailed parent roll sales to build retail inventory to support customer service needs.
  Net selling prices decreased to $2,182 per ton in the fourth quarter of 2011 as compared to $2,567 per ton in the fourth quarter of 2010, due predominantly to the inclusion of Cellu Tissue products in the total product mix for the 2011 period. The former Cellu Tissue operations have a broader range of products and tissue grades than the legacy Clearwater Paper facilities. On a pro forma basis, net selling prices increased 6.3% versus fourth quarter 2010. This selling price improvement is the result of a previously discussed price increase, the vast majority of which was implemented in the fourth quarter of 2011, and a direct result of our efforts to improve product mix.
  Operating income in the fourth quarter of 2011 when compared to 2010 was negatively impacted by higher pulp, transportation, packaging and energy costs with the increase predominantly attributable to the addition of Cellu Tissue.
  The first two lines at our Shelby facilities contributed modest operating income in the fourth quarter of 2011. We expect these two lines to contribute approximately $8 million of operating income in 2012, which includes approximately $2 million of depreciation.
  We estimate that the net cost savings from synergies from the Cellu Tissue acquisition were approximately $2.4 million in the fourth quarter of 2011. We anticipate achieving between $15 and $20 million of cost savings from synergies in 2012 and expect the annual run rate cost savings from synergies to be in the range of $35 to $40 million by the end of 2012.

Pulp and Paperboard

Net sales of $197.9 million for the fourth quarter of 2011 were down 2.3%, compared to fourth quarter 2010 net sales of $202.6 million. Operating income for the quarter declined to $16.5 million, compared to $29.1 million for the fourth quarter of 2010. Excluding $15.4 million in sawmill sale and related costs, operating income would have been $31.9 million for the fourth quarter of 2011. The company also made offsetting adjustments to LIFO inventory reserves in connection with the sawmill sale, which were accounted for at the corporate rather than the segment level.

  Paperboard net sales were higher for the quarter, driven by a 2.4% increase in paperboard pricing to $970 per ton and a 4.8% increase in paperboard volumes to 185,487 tons, compared to the fourth quarter of 2010.
  Partially offsetting higher paperboard net sales were reduced pulp sales due to increased transfers of pulp to the Consumer Products segment for internal utilization. External pulp sales decreased from 17,387 tons in the fourth quarter of 2010 to 2,360 tons in the fourth quarter of 2011. Net sales were also lower due to the sale of the sawmill in the fourth quarter of 2011.
  The increase in operating income, excluding the sawmill sale, was driven by higher paperboard sales, partially offset by higher input costs for chemicals and wood fiber in the fourth quarter of 2011 as compared to the same period of 2010.

Taxes

The effective tax rate for the fourth quarter of 2011, excluding discrete items, was approximately 35.6%, compared to 35.8% in the fourth quarter of 2010. The actual income tax rate for the fourth quarter of 2011 was 47.8%, compared to a benefit of 213.1% in the fourth quarter of 2010. Our 2010 effective rate included the benefits from the Cellulosic Biofuel Producer Credit.

Note Regarding Use of Non-GAAP Financial Measures

In this news release, the company presents its results for the fourth quarter and full year of 2011 and 2010, including EBITDA and Adjusted EBITDA. The EBITDA and Adjusted EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation to net earnings determined in accordance with GAAP is included at the end of this news release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, February 22, 2012 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm.

An accompanying presentation including supplemental information will be available for downloading at the same site after 1:00 p.m. Pacific time (4:00 p.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the expected growth of the company’s tissue business, the expected contribution of the first two converting lines at the company’s Shelby facilities to the company’s financial results, the expected delivery and budgeted cost relating to the company’s new tissue machine and converting lines in Shelby, North Carolina, and expected future cost savings from synergies relating to the company’s Cellu Tissue acquisition. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, difficulties with the completion of the company’s new tissue manufacturing and converting facilities, including the completion of the company’s new through-air-dried paper machine; difficulties with the integration process or the realization of the benefits expected from the company's acquisition of Cellu Tissue; changes in raw material and energy costs, including changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; the loss of large customers; customers' product preferences; changes in the United States and international economies; cyclical industry conditions; competitive pricing pressure for the company's products; reliance on a limited number of third-party suppliers of raw materials; an inability to successfully implement our expansion strategies; labor disruptions; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this news release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2011		2010		2011		2010
Net sales	$466,391	100%	$345,557	100%	$1,927,973	100%	$1,372,965	100%
Costs and expenses:
Cost of sales	(405,325)	87%	(281,883)	82%	(1,702,530)	88%	(1,173,804)	85%
Selling, general and administrative expenses	(28,343)	6%	(41,270)	12%	(109,998)	6%	(100,394)	7%
Total operating costs and expenses	(433,668)	93%	(323,153)	94%	(1,812,528)	94%	(1,274,198)	93%
Income from operations	32,723	7%	22,404	6%	115,445	6%	98,767	7%
Interest expense, net	(10,384)	2%	(10,335)	3%	(44,809)	2%	(22,571)	2%
Other, net	(301)	-	-	-	284	-	-	-
Earnings before income taxes	22,038	5%	12,069	3%	70,920	4%	76,196	6%
Income tax (provision) benefit	(10,536)	2%	25,717	(7%)	(31,246)	2%	(2,396)	-
Net earnings	$11,502	2%	$37,786	11%	$39,674	2%	$73,800	5%
Net earnings per common share:
Basic	$0.51		$1.65		$1.73		$3.22
Diluted	0.48		1.60		1.66		3.12
Average shares outstanding (in thousands):
Basic	22,728		22,958		22,914		22,947
Diluted	23,782		23,693		23,952		23,670

All common share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on August 26, 2011.

Clearwater Paper Corporation
Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	December 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash	$8,439	$18,928
Restricted cash	769	3,637
Short-term investments	55,001	126,095
Receivables, net	176,189	153,335
Taxes receivable	10,000	10,354
Inventories	244,071	228,321
Deferred tax assets	39,466	37,374
Prepaid expenses	11,396	11,415
Total current assets	545,331	589,459
Property, plant and equipment, net	735,566	654,456
Goodwill	229,533	229,533
Intangible assets, net	49,748	56,400
Other assets, net	11,140	15,488
	$1,571,318	$1,545,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$144,631	$184,604
Current portion of long-term debt	-	760
Current liability for pensions and other postretirement employee benefits	9,861	9,749
Total current liabilities	154,492	195,113
Long-term debt, net of current portion	523,694	538,314
Liability for pensions and other postretirement employee benefits	215,932	187,116
Other long-term obligations	48,474	23,369
Accrued taxes	74,464	72,011
Deferred tax liabilities	69,358	61,064
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	600,169	566,701
Accumulated other comprehensive loss, net of tax	(115,265)	(98,352)
	$1,571,318	$1,545,336

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2011		2010 (1)		2011		2010 (1)
Segment net sales:
Consumer Products	$268,526	58%	$142,913	41%	$1,092,133	57%	$570,047	42%
Pulp and Paperboard	197,865	42%	202,644	59%	835,840	43%	802,918	58%
Total segment net sales	$466,391	100%	$345,557	100%	$1,927,973	100%	$1,372,965	100%

Operating income:
Consumer Products	$15,048	46%	$11,270	50%	$42,806	37%	$80,791	82%
Pulp and Paperboard (2)	16,457	50%	29,053	130%	92,827	80%	64,869	66%
	31,505		40,323		135,633		145,660
Corporate and eliminations (2)	1,218	4%	(17,919)	80%	(20,188)	17%	(46,893)	47%
Income from operations	$32,723	100%	$22,404	100%	$115,445	100%	$98,767	100%

(1) Prior period net sales and segment operating income have been adjusted to reflect our change in accounting for intersegment pulp transfers. Commencing January 1, 2011, rather than recording the intersegment transfer of pulp through net sales, the costs of pulp are transferred from the Pulp and Paperboard segment to the Consumer Products segment.

(2) Results for Pulp and Paperboard for 2011 included additional expenses associated with the sale of the Lewiston, Idaho sawmill, which were partially offset by LIFO inventory reserve and other adjustments recorded at the corporate level.

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net earnings	$11,502	$37,786	$39,674	$73,800
Add back:
Interest expense, net	10,384	10,335	44,809	22,571
Income tax provision (benefit)	10,536	(25,717)	31,246	2,396
Depreciation and amortization expense	19,825	12,221	76,933	47,728
EBITDA	$52,247	$34,625	$192,662	$146,495

Lewiston, Idaho sawmill sale adjustments	2,883	-	2,883	-
Cellu Tissue acquisition related expenses	-	17,248	-	20,354

Adjusted EBITDA	$55,130	$51,873	$195,545	$166,849

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

GAAP net earnings	$11,502	$37,786	$39,674	$73,800
Special items, after-tax:
Lewiston, Idaho sawmill sale and related adjustments	1,759	-	1,759	-
Cellulosic Biofuel Producer Credit	-	(27,087)	-	(27,087)
Patient Protection and Affordable Care Act	-	(106)	-	3,099
Cellu Tissue acquisition related expenses	-	10,521	-	12,416
Net earnings, excluding special items	$13,261	$21,114	$41,433	$62,228

GAAP net earnings per diluted share	$0.48	$1.60	$1.66	$3.12
Special items, after-tax:
Lewiston, Idaho sawmill sale and related adjustments	0.07	-	0.07	-
Cellulosic Biofuel Producer Credit	-	(1.14)	-	(1.14)
Patient Protection and Affordable Care Act	-	(0.01)	-	0.13
Cellu Tissue acquisition related expenses	-	0.44	-	0.52
Net earnings per diluted share, excluding special items	$0.55	$0.89	$1.73	$2.63

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
CFO/COO:
Linda Massman, 509-344-5905
or
Investors:
IR Sense
Sean Butson, 509-344-5906